EX-99.b

   Offer to Purchase (with summary unaudited semi-annual financial statements enclosed)

               COLUMBIA MANAGEMENT MULTI-STRATEGY HEDGE FUND, LLC
                               100 Federal Street
                           Boston, Massachusetts 02110

               OFFER TO PURCHASE UP TO $35,000,000 IN OUTSTANDING
                       LIMITED LIABILITY COMPANY INTERESTS
                              DATED MARCH 23, 2005

                    LETTER OF TRANSMITTAL MUST BE RECEIVED BY
                  PFPC INC. ("PFPC") BY FRIDAY, APRIL 22, 2005

                 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
            12:00 MIDNIGHT, EASTERN TIME, ON FRIDAY, APRIL 22, 2005,
                          UNLESS THE OFFER IS EXTENDED


To the Investors of
Columbia Management Multi-Strategy Hedge Fund, LLC:

Columbia Management Multi-Strategy Hedge Fund, LLC, a closed-end, non-diversified, management investment company organized as a Delaware limited liability company (the "Fund"), is offering to purchase on the terms and conditions set forth in this offer to purchase ("Offer to Purchase") and the related Letter of Transmittal (which together with this Offer to Purchase constitutes the "Offer") up to $35,000,000 of interests in the Fund or portions thereof pursuant to tenders by Investors of the Fund ("Investors") at a price equal to their net asset value as of June 30, 2005. (As used in this Offer, the term "Interest" or "Interests," as the context requires, shall refer to the interests in the Fund and portions thereof representing beneficial interests in the Fund.)

The Offer will remain open until 12:00 midnight, Eastern Time, on April 22, 2005 (the "Initial Expiration Date"), or such later date as corresponds to any extension of the Offer. The later of the Initial Expiration Date or the latest time and date to which the Offer is extended is called the "Expiration Date." Investors who desire to tender an Interest, or a portion of an Interest, for purchase must do so by 12:00 midnight, Eastern Time, on Friday, April 22, 2005, subject to any extension of the Offer. Investors desiring to tender all or any portion of their Interests in accordance with the terms of the Offer should complete and sign the attached Letter of Transmittal and send or deliver it to the Fund in the manner set forth below. This Offer is being made to all Investors and is not conditioned on any minimum amount of Interests being tendered, but is subject to certain conditions described below. Interests are not traded on any established trading market and are subject to strict restrictions on transferability pursuant to the Fund's Operating Agreement dated as of July 2002 (the "LLC Agreement").

If the Fund elects to extend the tender period, the net asset value of any tendered Interests will be determined at the close of business on the next occurring last business day of a calendar month which is at least sixty-five
(65) days after the date on which the Offer actually expires.

Investors should realize that the value of the Interests tendered in this Offer likely will change between February 28, 2005 (the last time net asset value was calculated) and June 30, 2005 (or such later date), when the value of the Interests tendered to the Fund for purchase will be determined. Investors tendering their Interest should also note that although the tender offer expires on April 22, 2005 (unless the Offer is extended), they remain Investors in the Fund, with respect to the Interest tendered and accepted for purchase by the Fund, through June 30, 2005, or such later date when the net asset value of their Interest is calculated. Any tendering Investors that wish to obtain the estimated net asset value of their Interests should contact PFPC Inc., at the telephone number or address set forth below, Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 5:00 p.m. (Eastern Time).

                                    IMPORTANT

NEITHER  THE FUND,  LIBERTY  ASSET  MANAGEMENT  COMPANY,  THE FUND'S  INVESTMENT
ADVISER (THE "ADVISER"), GROSVENOR CAPITAL MANAGEMENT, L.P., THE FUND'S SUBADVISER (THE "SUBADVISER"), NOR ANY MEMBER OF THE BOARD OF DIRECTORS MAKES ANY RECOMMENDATION ON BEHALF OF THE FUND TO ANY INVESTOR AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING INTERESTS. INVESTORS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER INTERESTS AND, IF THEY CHOOSE TO DO SO, THE PORTION OF THEIR INTERESTS TO TENDER.

BECAUSE EACH INVESTOR'S INVESTMENT DECISION IS A PERSONAL ONE BASED ON ITS FINANCIAL CIRCUMSTANCES, NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE FUND AS TO WHETHER INVESTORS SHOULD TENDER INTERESTS PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED BY THE FUND TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY THE FUND.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED ON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR ON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

Questions, requests for assistance and requests for additional copies of the Offer may be directed to the Fund's administrator:

                  Columbia Management Multi-Strategy Hedge Fund, LLC
                  c/o PFPC Inc.
                  P.O. Box 219
                  Claymont, DE 19703
                  Phone:                (302) 791-2810
                  Fax:                  (302) 791-2790
                  Attention:  Columbia Management Tender Offer Administrator

               Columbia Management Multi-Strategy Hedge Fund, LLC
                                Offer to Purchase

                                Table of Contents


1. Summary Term Sheet                                                        2

2. Background and Purpose of the Offer                                       4

3. Offer to Purchase and Price                                               5

4. Amount of Tender                                                          5

5. Procedure for Tenders                                                     6

6. Withdrawal Rights                                                         6

7. Purchases and Payment                                                     7

8. Certain Conditions of the Offer                                           8

9. Certain Information About the Fund                                        9

10. Certain Federal Income Tax Consequences                                  10

11. Miscellaneous                                                            10

   Financial Statements                                                      12

1.  SUMMARY TERM SHEET

This summary highlights certain information concerning this Offer. To understand the Offer fully and for a more complete discussion of the terms and conditions of the Offer, please read carefully this entire Offer to Purchase and the related Letter of Transmittal.

   o The Confidential Offering Memorandum of Columbia Management Multi-Strategy Hedge Fund, LLC (the "Fund") dated September 2003, as supplemented from time to time, states that the Fund will offer from time to time to buy a portion of its limited liability company interests ("Interests") at their net asset value, calculated as of the Valuation Date (as defined below). The Board of Directors of the Fund has determined to offer to purchase Interests in the Fund in an amount up to $35,000,000. This Offer will remain open until midnight, Eastern Time, on April 22, 2005, or if the Offer is extended, until any later date as corresponds to such extension of the Offer (the "Expiration Date"). The net asset value of an Interest will be calculated for this purpose as of June 30, 2005 or, if the Offer is extended, as of the next occurring last business day of a calendar month which is at least sixty-five (65) days from the date on which the Offer actually expires (the "Valuation Date"). The Fund reserves the right to adjust the Valuation Date to correspond to any extension of the Offer.

   o The Offer is being made to all holders of Interests and is not conditioned on any minimum amount of Interests being tendered. You may tender your entire Interest or a portion of your Interest (defined as a specific dollar value) up to an amount such that you maintain the required minimum capital account balance of at least $50,000 in the Fund.

   o If you tender all of your Interest in the Fund and the Fund purchases that Interest, you will receive as consideration a non-transferable promissory note, to be held for you by PFPC Inc., entitling you to:

         i) an initial payment in cash and/or marketable securities equal to 90% of the unaudited net asset value, determined as of the Valuation Date, taking into account any incentive allocations payable to the Adviser and the Subadviser, of the Interest tendered and purchased (the "Initial Payment"), which will be paid to you (a) thirty-five (35) days after the Valuation Date or (b) ten business days after the Fund has received at least 90% of the aggregate amount withdrawn from any portfolio funds if the Fund has requested withdrawals of its capital from such portfolio funds to fund the purchase of Interests; and

         ii) a contingent payment (the "Contingent Payment") in cash and/or marketable securities equal to the excess, if any, of (a) the net asset value of the Interest tendered and purchased as of the Valuation Date (as may or may not be adjusted based upon subsequent revisions to the net asset values of the portfolio funds) over (b) the Initial Payment. The Contingent Payment, if any, will be payable within 120 days after the Valuation Date and will include interest, if any, earned by the Fund on an amount, deposited by the Fund in a segregated custodial account, equal to 10% of the unaudited net asset value of the Interest tendered and purchased as of the Valuation Date. See Section 7.

   o If you tender a portion of your Interest in the Fund and the Fund purchases that Interest, you will receive as consideration a non-interest bearing, non-transferable note, to be held for you by PFPC Inc., entitling you to payment of the unaudited net asset value, determined as of the

         Valuation Date, taking into account any incentive allocations payable to the Adviser and the Subadviser, of such portion of your Interest accepted for payment in cash and/or marketable securities (a) thirty-five (35) days after the Valuation Date or (b) ten business days after the Fund has received at least 90% of the aggregate amount withdrawn from any portfolio funds if the Fund has requested withdrawals of capital from such portfolio funds to fund the purchase of Interests. The Fund reserves the right to purchase less than the amount you tender if the purchase would cause your capital account to have a balance of less than $50,000. See Section 4 and Section 7.

   o If the Fund accepts the tender of your entire Interest or a portion of your Interest, your proceeds will be funded from one or more of the following sources: cash on hand, withdrawals of capital from the portfolio funds in which the Fund invests, the proceeds of the sale of and/or delivery of portfolio securities held by the Fund and/or borrowings, though the Fund does not presently intend to make any such borrowings. See Section 7.

   o Until the expiration of the Offer, you have the right to change your mind and withdraw any tenders of your Interest. If the Fund has not yet accepted your tender of an Interest (or portion of an Interest) before May 18, 2005, you will also have the right to withdraw the tender of your Interest on or after such date. Interests withdrawn prior to the Expiration Date may be re-tendered on or before the Expiration Date by following the tender procedures described herein. See Section 6.

   o If you would like the Fund to purchase your entire Interest or a portion of your Interest, you must complete, sign and either mail or fax the enclosed Letter of Transmittal to PFPC Inc. at the address/fax number listed on page (ii) of this Offer to Purchase, so that it is received before midnight, Eastern Time, on April 22, 2005 (or if the Offer is extended, until any later Expiration Date). If you choose to fax the Letter of Transmittal, please mail the original Letter of Transmittal to PFPC Inc. promptly thereafter (although the original does not have to be received before the Expiration Date). See Section 5.

o If you would like to obtain the estimated net asset value of your Interest, which is calculated monthly, contact PFPC Inc. at (302) 791-2810 or at the address listed above, Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 5:00 p.m., Eastern Time. The value of your Interest may change between the date its net asset value was last calculated and June 30, 2005 (or, if the Offer is extended, such later Valuation Date), when the value of Interests tendered and accepted for purchase will be determined for purposes of calculating the purchase price for such Interests. See
         Section 3.

o Please note that the Fund has the right to cancel, amend or postpone this Offer at any time before midnight, Eastern Time, on April 22, 2005 (or if the Offer is extended, until any later Expiration Date). Also note that although the Offer, unless amended, will expire on April 22, 2005 (or if the Offer is extended, on any later Expiration Date), you will remain an Investor in the Fund, with respect to any Interest you tender that is accepted for purchase by the Fund, through June 30, 2005 (or, if the Offer is extended, such later Valuation Date), when the net asset value of your Interest is calculated. Accordingly, the value of your tendered Interest may rise or fall until the Valuation Date.

   o If you elect to tender, it is your responsibility and, therefore, strongly recommended that you confirm receipt of the Letter of Transmittal with PFPC Inc. See Section 5.

2.  BACKGROUND AND PURPOSE OF THE OFFER

The purpose of this Offer is to provide liquidity to investors in the Fund ("Investors") who hold limited liability company interests ("Interests") in the Fund, as contemplated by and in accordance with the procedures set forth in the Fund's Confidential Offering Memorandum dated September 2003, as it may be supplemented from time to time (the "Confidential Memorandum"), and the Fund's Operating Agreement dated July 2002, (the "LLC Agreement"). The Confidential
Memorandum and the LLC Agreement, which were provided to each Investor in advance of subscribing for Interests, provide that the Board of Directors of the Fund (the "Board of Directors") has the discretion to determine whether the Fund will purchase Interests from time to time from Investors pursuant to written tenders. The Confidential Memorandum also states that Liberty Asset Management Company, the investment adviser of the Fund (the "Adviser"), expects that it will recommend to the Board of Directors that the Fund purchase Interests from Investors twice each year, beginning on December 31, 2003 and thereafter as of the last business day of June and December. Because there is no secondary trading market for Interests and transfers of Interests are prohibited without prior approval of the Adviser, the Board of Directors has approved the Offer, after consideration of various matters, including but not limited to those set forth in the Confidential Memorandum, and the recommendation of the Adviser, in order to provide liquidity for Interests as contemplated in the Confidential Memorandum and the LLC Agreement.

The purchase of Interests pursuant to the Offer will have the effect of increasing the proportionate interest in the Fund of Investors who do not tender Interests. Investors who retain their Interests may be subject to increased risks due to the reduction in the Fund's aggregate assets resulting from payment for the Interests tendered. These risks include the potential for greater volatility due to decreased diversification. However, the Fund believes that this result is unlikely given the nature of the Fund's investment program. A reduction in the aggregate assets of the Fund may result in Investors who do not tender Interests bearing higher costs to the extent that certain expenses borne by the Fund are relatively fixed and may not decrease if assets decline. These effects may be reduced or eliminated to the extent that new and existing Investors make additional subscriptions for Interests from time to time. Payment for Interests and portions of Interests purchased pursuant to this Offer may also require the Fund to liquidate portfolio holdings earlier than the Adviser and Subadviser would otherwise have caused these holdings to be liquidated, potentially resulting in losses or increased investment related expenses.

Interests that are tendered to the Fund in connection with this Offer will be retired, although the Fund may issue new Interests from time to time in transactions not involving any public offering conducted pursuant to Rule 506 of Regulation D under the Securities Act of 1933, as amended, in accordance with the Confidential Memorandum. The Fund currently expects that it will accept subscriptions for Interests as of the last business day of each month, but is under no obligation to do so.

Net Assets of the Fund
----------------------
December (2004)        $169,463,000
January                $173,808,000
February               $177,633,000
March                  $179,485,000 (estimate including subscriptions invested
                          as of March 1, 2005)

3.  OFFER TO PURCHASE AND PRICE

The Fund will, on the terms and subject to the conditions of the Offer, purchase up to $35,000,000 of Interests that are properly tendered by Investors, and not withdrawn (in accordance with Section 6 below), before 12:00 midnight, Eastern Time, on Friday, April 22, 2005 (this time and date is called the "Initial Expiration Date"), or any later date as corresponds to any extension of the Offer. The later of the Initial Expiration Date or the latest time and date to which the Offer is extended is called the "Expiration Date." The Fund reserves the right to extend, amend or cancel the Offer as described in Sections 4 and 8 below. The purchase price of an Interest, or portion thereof, tendered and accepted for purchase will be its net asset value as of the close of the Valuation Date, determined taking into account any incentive allocations in respect of such Interest or portion thereof then due, payable as set forth in
Section 7. The Fund reserves the right to adjust the Valuation Date to correspond with any extension of the Offer.

As of the start of business on March 1, 2005, there was approximately $179,485,000 in capital of the Fund held in Interests (based on the unaudited net asset value of such Interests and including subscriptions made as of March 1, 2005). Investors may obtain monthly estimated net asset value information, which the Fund calculates based on information it receives from the managers of portfolio funds in which the Fund invests, as of the most recent month-end, until the expiration of the Offer by contacting PFPC Inc. at the telephone number or address set forth on page (ii), Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 5:00 p.m., Eastern Time. The value of an Investor's Interest will likely change between any such date and June 30, 2005 (or, if the Offer is extended, such later Valuation Date) when the value of the Interests tendered by Investors will be determined for purposes of calculating the purchase price of Interests tendered and accepted for purchase.

4.  AMOUNT OF TENDER

The Offer is being made to all Investors and is not conditioned on any minimum amount of Interests being tendered. Investors may tender their entire Interest or a portion of their Interest (defined as a specific dollar value) up to an amount such that they maintain a capital account balance at least equal to $50,000. The Fund reserves the right to reduce the amount to be purchased from any Investor tendering a portion of its Interest so that the required minimum capital account balance is maintained.

If the amount of Interests that are properly tendered pursuant to the Offer and not withdrawn pursuant to Section 6 below is less than or equal to $35,000,000 (or such greater amount as the Fund may elect to purchase pursuant to the Offer), the Fund will, on the terms and subject to the conditions of the Offer, purchase all of the Interests so tendered unless the Fund elects to cancel or amend the Offer, or postpone acceptance of tenders made pursuant to the Offer, as provided in Section 8 below. If more than $35,000,000 of Interests are duly tendered to the Fund prior to the expiration of the Offer and not withdrawn pursuant to Section 6 below, the Fund will in its sole discretion either (a) accept the additional Interests permitted to be accepted pursuant to Rule 13e-4(f)(3) under the Securities Exchange Act of 1934, as amended; (b) extend the Offer, if necessary, and increase the amount of Interests that the Fund is offering to purchase to an amount it believes sufficient to accommodate the excess Interests tendered as well as any Interests tendered during the extended Offer; or (c) accept Interests tendered prior to or on the Expiration Date for payment on a pro rata basis based on the aggregate net asset value of tendered Interests. The Offer may be extended, amended or canceled in various other circumstances described in Section 8 below.

5.  PROCEDURES FOR TENDERS

Investors wishing to tender Interests pursuant to the Offer should send or deliver by April 22, 2005 (or if the offer is extended, by any later Expiration
Date) a completed and executed Letter of Transmittal to PFPC Inc., to the attention of Columbia Management Tender Offer Administrator, in the enclosed envelope at the address set forth on page (ii), or fax a completed and executed Letter of Transmittal to PFPC Inc., also to the attention of Columbia Management Tender Offer Administrator, at the fax number set forth on page (ii). The completed and executed Letter of Transmittal must be received by PFPC Inc., either by mail or by fax, no later than the Expiration Date. The Fund recommends that all documents be submitted to PFPC Inc. via certified mail, return receipt requested, or by facsimile transmission. An Investor choosing to fax a Letter of Transmittal to PFPC Inc. must also send or deliver the original completed and executed Letter of Transmittal to PFPC Inc. promptly thereafter.

Investors wishing to confirm receipt of a Letter of Transmittal may contact PFPC Inc. at the address or telephone number set forth on page (ii). The method of delivery of any documents is at the election and complete risk of the Investor tendering an Interest, including, but not limited to, the failure of PFPC Inc. to receive any Letter of Transmittal or other document submitted by facsimile transmission. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Fund, in its sole discretion, and such determinations shall be final and binding.

The Fund reserves the absolute right to reject any or all tenders determined by it not to be in appropriate form or the acceptance of or payment for which would, in the opinion of counsel for the Fund, be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect in any tender with respect to any particular Interest or any particular Investor, and the Fund's interpretation of the terms and conditions of the Offer will be final and binding. Unless waived, any defects or irregularities in connection with a tender must be cured within such time as the Fund shall determine. A tender will not be deemed to have been made until the defects or irregularities relating to that tender have been cured or waived. Neither the Fund, the Adviser, the Subadviser nor the Board of Directors shall be obligated to give notice of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give such notice.

6.  WITHDRAWAL RIGHTS

Any Investor tendering an Interest pursuant to this Offer may withdraw such tender at any time before midnight, Eastern Time, April 22, 2005 (or if the Offer is extended, before any later Expiration Date) and, if tendered Interests have not been accepted by the Fund, at any time after May 18, 2005. To be effective, any notice of withdrawal must be timely received by PFPC Inc. at the address or fax number set forth on page (ii). A form of notice of withdrawal of a tender is available by calling PFPC Inc. at the telephone number indicated on page (ii). All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Fund, in its sole discretion, and such determination shall be final and binding. Interests subject to a tender that has been properly withdrawn shall not thereafter be deemed to be tendered for purposes of the Offer.

However, withdrawn Interests may be tendered again prior to the Expiration Date by following the procedures described in Section 5.

7.  PURCHASES AND PAYMENT

For purposes of the Offer, the Fund will be deemed to have accepted (and thereby purchased) Interests that are tendered as, if and when it gives written notice to the tendering Investors of its election to purchase such Interest. As stated in Section 3 above, the purchase price of an Interest tendered by any Investor and accepted for purchase will be the net asset value thereof as of June 30, 2005, if the Offer expires on the Initial Expiration Date, and otherwise the net asset value thereof as of the next occurring last business day of a calendar month which is at least sixty-five (65) days after the date on which the Offer expires. The net asset value will be determined after all allocations to capital accounts of the Investor required to be made by the LLC Agreement have been made, including allocations in respect of any incentive allocations then due.

An Investor whose entire Interest is tendered and accepted for purchase by the Fund will receive as consideration a non-transferable promissory note, to be held for such Investor by PFPC Inc., entitling the Investor to receive an initial payment in cash and/or marketable securities (valued in accordance with the LLC Agreement) equal to 90% of the unaudited net asset value of the Interest tendered and accepted for purchase by the Fund, determined as of the Valuation Date, which is expected to be June 30, 2005, taking into account any incentive allocations payable to the Adviser and the Subadviser (the "Initial Payment"). Payment of this amount will be made to the Investor (a) thirty-five (35) days after the Valuation Date or (b) ten business days after the Fund has received at least 90% of the aggregate amount withdrawn by the Fund from any portfolio funds, if the Fund has requested withdrawals of its capital from such portfolio funds in order to fund the purchase of Interests. The promissory note also will entitle the Investor to receive a contingent payment in cash and/or marketable securities equal to the excess, if any, of (a) the net asset value of the Interest tendered and accepted for purchase by the Fund as of the Valuation Date, (as it may be adjusted based upon subsequent revisions, if any, to the net asset values of the portfolio funds upon which the Fund's determination of its net asset value is based) over (b) the Initial Payment (the "Contingent Payment"). The Contingent Payment will be payable within 120 days after the Valuation Date and will include interest, if any, earned by the Fund on an amount, deposited by the Fund in a segregated custodial account, equal to 10% of the unaudited net asset value of the Interest tendered by such Investor and accepted for purchase by the Fund as of the Valuation Date.

An Investor whose partial Interest is accepted for purchase by the Fund (provided the portion tendered is less than 95% of the net asset value of such Investor's entire Interest) will receive as consideration a non-interest bearing, non-transferable promissory note, to be held for such Investor by PFPC Inc., entitling the Investor to payment of the unaudited net asset value of the partial Interest accepted for purchase determined as of the Valuation Date, taking into account any incentive allocations payable to the Adviser and the Subadviser, in cash and/or marketable securities (valued in accordance with the LLC Agreement). Payment of this amount will be made to the Investor (a) thirty-five (35) days after the Valuation Date or (b) ten business days after the Fund has received at least 90% of the aggregate amount withdrawn from any portfolio funds, if the Fund has requested withdrawals of capital from such portfolio funds in order to fund the purchase of Interests. The Fund reserves the right to purchase less than the amount the Investor tenders if the purchase would cause the Investor's capital account to have a balance of less than $50,000. In the case of a partial tender greater than 95% of the net asset value of an Investor's entire Interest, payment procedures applicable to Investors tendering all their Interest will apply.

Although the Fund has retained the option to pay all or a portion of the purchase price by distributing marketable securities, the purchase price will be paid entirely in cash except in the unlikely event that the Board of Directors determines that the distribution of securities is necessary to avoid or mitigate any adverse effect of the Offer on the remaining Investors of the Fund.

Any promissory notes paid to tendering Investors will be held for each Investor by the Fund's administrator, PFPC Inc. Any cash payments due under such notes will be made by wire transfer directly to the tendering Investor to an account designated by the Investor.

It is expected that cash payments for Interests acquired pursuant to the Offer will not exceed $35,000,000, (unless the Fund elects to purchase a greater amount) and will be derived from: (a) cash on hand; (b) withdrawal of capital from one or more of the portfolio funds in which the Fund invests; (c) the proceeds of the sale of securities and portfolio assets held by the Fund; and/or
(d) possibly borrowings, as described below. The Fund will segregate, with its custodian, cash or U.S. government securities or other liquid securities equal to the value of the amount estimated to be paid under the promissory notes, as described above. Neither the Fund, the Board of Directors, the Adviser nor the Subadviser have determined at this time to borrow funds to purchase Interests tendered in connection with the Offer. However, depending on the dollar amount of Interests tendered and prevailing general economic and market conditions, the Fund, in its sole discretion, may decide to fund any portion of the purchase price, subject to compliance with applicable law, through borrowings. The Fund expects that the repayment of any amounts borrowed will be financed from additional funds contributed to the Fund by existing and/or new Investors, withdrawal of capital from the portfolio funds in which it invests or from the proceeds of the sale of securities and portfolio assets held by the Fund.

8.  CERTAIN CONDITIONS OF THE OFFER

The Fund reserves the right, at any time and from time to time, to extend the period of time during which the Offer is pending by notifying Investors of such extension. In the event that the Fund so elects to extend the tender period, for the purpose of determining the purchase price for tendered Interests, the net asset value of such Interests will be determined as of the close of business on the next occurring last business day of a calendar month which is at least sixty-five days (65) from the date on which the Offer expires. During any such extension, all Interests previously tendered and not withdrawn will remain subject to the Offer. The Fund also reserves the right, at any time and from time to time up to and including acceptance of tenders pursuant to the Offer, to: (a) cancel the Offer in the circumstances set forth in the following paragraph and in the event of such cancellation not to purchase or pay for any Interests tendered pursuant to the Offer; (b) amend the Offer; and/or (c) postpone the acceptance of Interests tendered. If the Fund determines to amend the Offer or to postpone the acceptance of Interests tendered, it will, to the extent necessary, extend the period of time during which the Offer is open as provided above and will promptly notify Investors.

The Fund may cancel the Offer, amend the Offer or postpone the acceptance of tenders made pursuant to the Offer if: (a) the Fund would not be able to liquidate portfolio securities in a manner that is orderly and consistent with the Fund's investment objectives and policies in order to purchase Interests tendered pursuant to the Offer; (b) there is, in the judgment of the Board of
Directors,   any

(i) legal action or proceeding instituted or threatened challenging the Offer or otherwise materially adversely affecting the Fund, (ii) declaration of a banking moratorium by federal or state authorities or any suspension of payment by banks in the United States that is material to the Fund, (iii) limitation imposed by federal or state authorities on the extension of credit by lending institutions,
(iv) suspension of trading on any organized exchange or over-the-counter market where the Fund has a material investment, (v) international or national calamity directly or indirectly involving the United States that is material to the Fund,
(vi) material decrease in the net asset value of the Fund from the net asset value of the Fund as of commencement of the Offer, or (vii) other event or condition that would have a material adverse effect on the Fund or its Investors if Interests tendered pursuant to the Offer were purchased; or (c) the Board of Directors determines that it is not in the best interest of the Fund to purchase Interests pursuant to the Offer.

9.  CERTAIN INFORMATION ABOUT THE FUND

The Fund is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as a closed-end, non-diversified, management investment company. It is organized as a Delaware limited liability company. The principal office of the Fund is located at 100 Federal Street, Boston, Massachusetts 02110 and its telephone number is (646) 313-8890. Interests are not traded on any established trading market and are subject to strict restrictions on transferability pursuant to the LLC Agreement.

Neither the Fund, the Adviser, the Subadviser nor the Fund's Board of Directors has any plans or proposals that relate to or would result in: (a) the acquisition by any person of additional Interests (other than the Fund's intention to accept subscriptions for Interests on the last business day of each month) or the disposition of Interests; (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Fund; (c) any material change in the present distribution policy or indebtedness or capitalization of the Fund; (d) any change in the identity of the investment adviser of the Fund, its Board of Directors or the management of the Fund, including, but not limited to, any plans or proposals to change the number or the term of the members of the Board of Directors, to fill any existing vacancy on the Board of Directors or to change any material term of the investment advisory arrangements with the Adviser or the Subadviser; (e) a sale or transfer of a material amount of assets of the Fund (other than as the Board of Directors determines may be necessary or appropriate to fund any portion of the purchase price for Interests acquired pursuant to this Offer or in connection with ordinary portfolio transactions of the Fund); (f) any other material change in the Fund's structure or business, including any plans or proposals to make any changes in its fundamental investment policies for which a vote would be required by Section 13 of the 1940 Act; or (g) any changes in the LLC Agreement or other actions that may impede the acquisition of control of the Fund by any person.

Based on March 1, 2005 estimated values, no affiliate of the Fund own outstanding Interests. To the Fund's knowledge, no executive officer, director, or other affiliate plans to tender, and the Fund presently has no plans to purchase the Interest of any executive officer, director or other affiliate of the Fund pursuant to the Offer. The Adviser and Subadviser are entitled under the terms of the LLC Agreement to receive, subject to certain limitations, an incentive allocation, as specified in the LLC Agreement and described in the Confidential Memorandum.

Other than the acceptance of subscriptions as of February 1 and March 1, 2005, there have been no transactions involving the Interests that were effected during the past 60 days by the Fund, the Adviser, the Subadviser, and any director or officer of the Fund, or any person controlling the Fund or the Adviser.

10. CERTAIN FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a general summary of the federal income tax consequences of the purchase of Interests by the Fund from Investors pursuant to the Offer. Investors should consult their own tax advisors for a complete description of the tax consequences of a purchase of their Interests by the Fund pursuant to the Offer.

In general, an Investor from whom an Interest is purchased by the Fund will be treated as receiving a distribution from the Fund. Such Investors generally will not recognize income or gain as a result of the purchase, except to the extent (if any) that the amount of money received by the Investor exceeds such Investor's then adjusted tax basis in such Investor's Interest. An Investor's basis in such Investor's remaining Interest will be reduced (but not below zero) by the amount of money received by the Investor from the Fund in connection with the purchase. An Investor's basis in such Investor's Interest will be adjusted for income, gain or loss allocated (for tax purposes) to such Investor for periods through the Valuation Date. Money distributed to an Investor in excess of the adjusted tax basis of such Investor's Interest is taxable as capital gain or ordinary income, depending on the circumstances. An Investor whose entire Interest is purchased by the Fund may recognize a loss, but only to the extent that the amount of money received from the Fund is less than the Investor's then adjusted tax basis in the Investor's repurchased Interest. In the unlikely event that the Fund uses securities rather than cash as consideration, there would be different tax consequences.

11. MISCELLANEOUS

The Offer is not being made to, nor will tenders be accepted from, Investors in any jurisdiction in which the Offer or its acceptance would not comply with the securities or other laws of such jurisdiction. The Fund is not aware of any jurisdiction in which the Offer or tenders pursuant thereto would not be in compliance with the laws of such jurisdiction. However, the Fund reserves the right to exclude Investors from the Offer in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. The Fund believes such exclusion is permissible under applicable laws and regulations, provided the Fund makes a good faith effort to comply with any state law deemed applicable to the Offer.

The Fund has filed an Issuer Tender Offer Statement on Schedule TO with the Securities and Exchange Commission, which includes certain information relating to the Offer. A copy of such statement may be obtained from the Fund by contacting PFPC Inc. at the address and telephone numbers set forth on page (ii) or from the Securities and Exchange Commission's internet web site, http://www.sec.gov. For a fee, a copy may be obtained from the public reference office of the

Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549.

The Fund's summary unaudited semi-annual financial statements for the period ending September 30, 2004, are enclosed herewith.

               COLUMBIA MANAGEMENT MULTI-STRATEGY HEDGE FUND, LLC
                               SUMMARY FINANCIALS

               Columbia Management Multi-Strategy Hedge Fund, LLC

        Statement of Assets, Liabilities and Members' Capital (Unaudited)

                               September 30, 2004


ASSETS
Investments in portfolio funds, at value (cost $150,937,338)       $163,930,980
Portfolio fund investments paid in advance                            5,100,000
Cash                                                                    467,736
Restricted cash                                                         141,668
Interest receivable                                                       4,828
                                                                   ------------

    TOTAL ASSETS                                                   $169,645,212
                                                                   ============

LIABILITIES AND MEMBERS' CAPITAL
Capital contributions received in advance                          $  1,180,000
Capital withdrawals payable                                             141,486
Management fee payable                                                  138,982
Professional fees payable                                               143,029
Expense deferral payable to adviser                                      20,396
Administrator fee payable                                                52,437
Directors' fee payable                                                   10,050
Subadviser out-of-pocket payable                                         14,287
Other liabilities                                                        82,650
                                                                   ------------
    TOTAL LIABILITIES                                                 1,783,317

CONTINGENCIES

MEMBERS' CAPITAL                                                    167,861,895
                                                                   ------------

    TOTAL LIABILITIES AND MEMBERS' CAPITAL                         $169,645,212
                                                                   ============

               Columbia Management Multi-Strategy Hedge Fund, LLC

                       Statement of Operations (Unaudited)

                               For the six months
                            ended September 30, 2004


INVESTMENT INCOME
   Interest                                                                                   $     8,754
                                                                                              -----------

EXPENSES
   Management fee                                                            $ 773,880
   Professional fees                                                           111,550
   Administrator fee                                                           103,152
   Organizational fees reimbursed to adviser                                   210,741
   Directors' fee                                                               15,000
   Subadviser out-of-pocket expenses                                            15,464
   Custodian fee                                                                 7,901
   Other expenses                                                               77,922
                                                                             ---------
     Total expenses                                                                             1,315,610
                                                                                              -----------

     NET INVESTMENT LOSS                                                                       (1,306,856)

GAIN FROM PORTFOLIO FUND TRANSACTIONS
   Net realized gain from portfolio fund transactions                           368,059
   Net increase in unrealized appreciation on portfolio funds                 1,490,100
                                                                             ----------
     Net gain from portfolio fund transactions                                                  1,858,159
                                                                                              -----------

     NET INCREASE IN MEMBERS' CAPITAL DERIVED FROM OPERATIONS                                 $   551,303
                                                                                              ===========

               Columbia Management Multi-Strategy Hedge Fund, LLC

                    Statement of Changes in Members' Capital

                                                                    SPECIAL
                                                                    MEMBERS          MEMBERS             TOTAL
                                                                   ------------------------------------------------

Members' Capital, March 31, 2004                                   $     --       $ 126,020,761       $ 126,020,761
                                                                   ================================================

FROM OPERATIONS
Net investment loss                                                      --          (1,306,856)         (1,306,856)
Net realized gain from portfolio fund transactions                       --             368,059             368,059
Net change in unrealized appreciation on portfolio funds                 --           1,490,100           1,490,100
                                                                   ------------------------------------------------
NET INCREASE IN MEMBERS' CAPITAL DERIVED FROM OPERATIONS                 --             551,303             551,303

REALLOCATION OF INCENTIVE ALLOCATION                                  2,271              (2,271)                 --

FROM MEMBERS' CAPITAL TRANSACTIONS
Capital contributions                                                    --          42,954,689          42,954,689

Capital withdrawals                                                      --          (1,664,858)         (1,664,858)
                                                                   ------------------------------------------------
NET INCREASE IN MEMBERS' CAPITAL DERIVED FROM CAPITAL                    --          41,289,831          41,289,831
     TRANSACTIONS

MEMBERS' CAPITAL, SEPTEMBER 30, 2004                               $  2,271       $ 167,859,624       $ 167,861,895
                                                                   ================================================

Capital reallocable to the Special Members had the members'
     measurement period for incentive allocation closed on
     September 30, 2004                                            $214,405
                                                                   ========